Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- December 9, 2025 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that the nominees listed below were elected by shareholders at its annual meeting of shareholders (the "Meeting") held virtually today. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 216,406,723 common shares of the Company representing 85.84% of the outstanding common shares were present or represented by proxy at the Meeting.

On a vote by ballot, the following nominees were elected as a director of OpenText to serve until the next annual meeting of shareholders of OpenText or until their successors are duly elected or appointed:

	Votes For		Votes Against
P. Thomas Jenkins	204,795,917	96.27%	7,944,882	3.73%
Randy Fowlie	185,939,584	87.40%	26,801,215	12.60%
David Fraser	203,312,138	95.57%	9,428,661	4.43%
John Hastings	212,086,843	99.69%	653,959	0.31%
Robert Hau	211,960,450	99.63%	780,350	0.37%
Goldy Hyder	209,724,294	98.58%	3,016,506	1.42%
Kristen Ludgate	212,092,835	99.70%	647,967	0.30%
Fletcher Previn	212,097,309	99.70%	643,493	0.30%
Annette Rippert	209,374,004	98.42%	3,366,797	1.58%
George Schindler	212,101,602	99.70%	639,198	0.30%
Margaret Stuart	211,751,332	99.53%	989,470	0.47%
Deborah Weinstein	198,358,316	93.24%	14,382,484	6.76%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR+ (https://www.sedarplus.ca) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov), each of which will be filed on or about December 9, 2025.

About OpenText
OpenText™ is a global leader in secure information management for AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for AI. Learn more at www.opentext.com.
For more information, please contact:
Greg Secord
Vice President, Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com

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